AMENDED AND RESTATED

CONVERTIBLE PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

AMOUNT: $3,300,000	DATE: August 31, 2001

This AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE (the “Note”) is made and entered into as of the 31st day of August, 2001, by and among NETWORK COMPUTING DEVICES, INC., a Delaware corporation (the "Company" or the “Maker”) and SCI TECHNOLOGY, INC., an Alabama corporation (“SCI” or “Holder”).

WHEREAS, SCI is the holder of a certain Convertible Promissory Note made by the Company dated August 31, 2000 in the principal sum of Three Million Three Hundred Thousand US Dollars ($3,300,000), with interest computed at an annual rate of six and one-half percent (6.5%) and payable on September 30, 2001. The parties desire to extend the Note for an additional period of one year with interest computed at an annual rate of eight percent (8%).

NOW, FOR VALUE RECEIVED, the undersigned, NETWORK COMPUTING DEVICES, INC., a Delaware corporation (hereinafter referred to as the “Company” or the “Maker”) unconditionally promises to pay to the order of SCI TECHNOLOGY, INC., an Alabama corporation (“Holder”), at such place as may be designated by Holder, the PRINCIPAL SUM of Three Million Three Hundred Thousand US Dollars ($3,300,000), or so much of such sum as may be due and owing at the time of maturity, together with interest from August 31, 2000 to September 30, 2001 on the unpaid balance hereunder, computed at an annual rate of six and one-half percent (6.5%) and from October 1, 2001 on the unpaid balance hereunder, computed at an annual rate of  eight percent (8%). Interest shall be due based on a 360 day year and the actual number of days elapsed (subject to adjustment pursuant to Section 2). The indebtedness evidenced hereby shall be due and payable as provided for in the terms and conditions set forth below:

1.             Maker. The term “Maker” as used in this Note shall include the Maker and the respective successors and assigns thereto or thereof; provided, however, that neither this Note nor the obligations of Maker hereunder can be assigned without the prior written consent of Holder, such consent to be given or withheld in Holder’s sole discretion.

2.             Interest. During the existence of any Event of Default (as defined in Section 13) under this Note, the unpaid principal of this Note shall bear interest on each day until paid at a per annum rate of the WSJ Prime Rate plus 2%, but only to the extent that payment of such interest on such principal or interest is enforceable under applicable law. The “WSJ Prime Rate” is the highest “Prime Rate” as published daily in The Wall Street Journal under the heading “Money Rates.” The WSJ Prime Rate in effect at any time will change each time and as of the date that a new Prime Rate is published. In the event the WSJ Prime Rate is discontinued, Holder shall substitute an index determined by the Holder to be comparable, in its reasonable discretion.

3.             Payment; Maturity Date. Unless converted as provided herein, the principal and accrued interest under this Note shall be due and payable in full on September 29, 2002 (the “Maturity Date”). Principal and interest shall be payable to Holder when due in lawful money of the United States of America in immediately available funds at such place as Holder may from time to time notify the Maker in writing. The Maker may not prepay this Note, in whole or in part, at any time without the prior written consent of the Holder, such consent to be given or withheld in its sole discretion.

4.             Use of Proceeds. This Note evidences the accounts payable of Maker, due and owing to Holder at the date hereof as set forth on Exhibit “A” attached hereto.

5.             Application of Payments. All payments received hereunder may be applied, at Holder’s option, first to the payment of any expenses or charges payable hereunder and accrued interest, with the balance being applied to principal, or in such other order as Holder shall determine.

6.             Conversion.

(a)           Optional Conversion. Subject to and in compliance with the provisions of this Section 6, the entire outstanding principal amount of this Note, may, at the option of Holder, by notice given to the Maker (a “Conversion Notice”) at any time commencing on the date hereof and ending sixty days after the Maturity Date (the “Conversion Period”), be converted into the number of validly issued, fully-paid and nonassessable shares of common stock, par value $.001 per share, of the Company (the “Stock”) equal to (i) the outstanding principal amount of the Note divided by (ii) $.62 (the “Conversion Price”). Shares of Stock issued upon conversion of this Note or of any note issued in exchange for or upon the transfer of this Note are referred to herein as “Conversion Shares.”

(b)           Mechanics of Conversion. If the Holder exercises its right to convert this Note, the entire principal balance shall automatically convert into Conversion Shares at the date of the Conversion Notice (“Conversion Date”). As promptly as practicable after the Conversion Date, but in no event later than within 5 days after the Company’s receipt of the Conversion Notice, the Maker shall issue and shall cause its transfer agent to issue and deliver to the Holder a certificate or certificates for the number of whole shares of Stock issuable upon the conversion of this Note in the name of the Holder hereof. The conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder as holder of this Note as to the principal balance so converted shall cease, and the Holder shall be deemed to have become the holder of record of the shares of Stock so issued.

(c)           Adjustment for Reorganization. Consolidation. Merger. etc. In case at any time or from time to time, the Maker shall effect a reorganization, consolidate with or merge into  any other person, or transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Maker, then, in each such case, Holder, on the conversion hereof as provided in this Section 6 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if Holder had so converted this Note, immediately prior thereto.

(i)            Dissolution. In the event of any dissolution of the Maker following the transfer of all or substantially all of its properties or assets, the Maker, if this Note has not been paid in full prior to such dissolution and if this Note is thereafter converted, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash) receivable by the holder of this Note after the effective date of such dissolution.

 (ii)  Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 6, this Note shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the conversion of this Note after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Maker, whether or not such person shall have expressly assumed the terms of this Note.

(d)           No Fractional Shares. No fractional shares of Stock or scrip representing fractional shares shall be issued upon the conversion of this Note. Instead of any fractional shares of Stock which would otherwise be issuable upon conversion of this Note, the Maker shall pay to the holder of this Note an appropriate cash adjustment in respect of any fractional shares.

(e)           Reservation of Stock. The Maker shall at all times reserve and keep available out of its authorized but unissued shares of Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Stock as shall from time to time be sufficient to effect the conversion of this Note, and if at any time the number of authorized but unissued shares of Stock shall not be sufficient to effect the conversion of this Note, the Maker shall take such corporate action as may be necessary to increase its authorized but unissued shares of Stock to such number of shares as shall be sufficient for such purpose.

(f)            Transfer Restriction: Legend. Each share certificate evidencing the shares of Stock issued as Conversion Shares may bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such shares shall be registered under the Securities Act (as defined in Section 9):

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold or transferred in the absence of such registration or any exemption therefrom under said Act and state securities laws.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued under a registration statement of the securities represented thereby) shall also bear such legend unless the Company receives an opinion of counsel for the holder thereof to the effect that the securities represented thereby are not, at such time, required by law to bear such legend.

(g)           Adjustment Upon Changes In Stock. The Conversion Price and the number of shares of Stock issuable hereunder are subject to adjustment from time to time as follows:

(i)            Stock Issuance. Stock Dividend. Stock Split or Subdivision of Shares. If the number of shares of Stock outstanding at any time after the date hereof is increased by the issuance of Stock, or securities convertible into stock, for a consideration per share of Stock of less than $.62 per share (other than (A) shares of the Company’s Series B Preferred Stock outstanding on the date hereof, (B) up to 530,000 shares of the Company’s Series C Preferred Stock, (C) up to 1,200,000 shares of Stock issuable upon exercise of warrants issued to the purchasers of Series C Preferred Stock, or (E) shares of Stock issuable upon conversion or exercise of any convertible securities, options or warrants that are outstanding on the date hereof), or as a result of a stock dividend payable in shares of Stock, or by a subdivision or split-up of shares of Stock, then, upon issuance of such Stock or other securities convertible into Stock or following the record date fixed for the determination of holders of Stock entitled to receive such stock dividend, subdivision or split-up, as the case may be, the Conversion Price shall be appropriately decreased and the number of shares of Stock issuable upon conversion of this Note shall be appropriately increased in proportion to such increase in outstanding shares. No adjustment shall be made as a result of the issuance of shares of Stock pursuant to existing stock plans of the Company in an amount up to the maximum number of shares of Stock approved for issuance under such plans at the date hereof.

(ii)           Combination of Shares. If, at any time after the date hereof, the number of shares of Stock outstanding is decreased by a combination of the outstanding shares of Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased and the number of shares of Stock issuable upon conversion of this Note shall be appropriately decreased in proportion to such decrease in outstanding shares.

7.             The Company's Representations. The Company represents and warrants to the Holder that:

(a)           the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each other jurisdiction where the conduct of its business or the ownership of its  properties require such qualification and where failure to be so qualified would have a material adverse effect on the Company. The Company has full corporate power and authority and is entitled to own or lease its properties and carry on its business as and in all places where such business is conducted and such properties are owned or leased;

(b)           as of the date hereof and before giving effect to this Note, the Company's total authorized Stock and total issued and outstanding shares of Stock are as set forth in Exhibit B. Except as set forth in Exhibit B, there are no options, warrants or rights to acquire shares or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares or other securities. All shares and other securities of the Company presently issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and were authorized, offered, issued and sold without violating the terms of any applicable preemptive or similar statutory or contractual rights to which the Company is a party or that is otherwise binding upon the Company. Neither the execution and delivery of this Note nor conversion and issuance of the Conversion Shares, if and when issued, does or will violate the terms of any applicable preemptive or similar statutory or contractual rights to which the Company is party or that is otherwise binding upon the Company. Except as set forth in the  Company's certificate of incorporation, as amended, and bylaws, as amended, there are no restrictions on the transfer of shares of stock or other securities of the Company other than those imposed by relevant federal and state securities laws or Nasdaq stock market rules;

(c)           the Company has the full corporate power and authority to execute, deliver and perform this Note (and to borrow hereunder), and that certain Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") dated August 29, 2001. The Company has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of this Note and the Registration Rights Agreement, each of which has been duly and validly executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and by general equitable principles;

(d)           the execution, delivery and performance by the Company of this Note and the Registration Rights Agreement do not and will not violate any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and known to the Company, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company is a party or by which its properties may be bound or affected (each such indenture, agreement, lease or instrument, a "Material Agreement");

(e)           there is no fact peculiar to the Company which materially adversely affects (or is reasonably likely to materially adversely affect) the business, property or assets, or financial condition of the Company which has not been disclosed to Holder in writing by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby or by the Registration Rights Agreement;

(f)            there are no legal proceedings pending or to the Company's knowledge threatened, against, by or affecting the Company before any court or administrative agency which, if adversely determined, could materially adversely affect (or is reasonably likely to materially adversely affect) the business, assets, liabilities, financial condition or results of operations of the Company, the rights or remedies of Holder under, or the legality, validity or enforceability of, this Note and the Registration Rights Agreement;

(g)           the Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the certificate of incorporation or bylaws of the Company which is or could become applicable to the Holder or the issuance of this Note or the Conversion Shares. None of the transactions contemplated by this Note or the Registration Rights Agreement, including the conversion of the Note into shares of Stock, will trigger any poison pill provisions of any of the Company's stockholders' rights or similar agreements;

(h)           the Company has delivered to the Holder copies of its audited financial statements as of December 31, 2000 and its unaudited financial statements as of June 30, 2001 included in its most current Form 10-K and Form 10-Q, respectively. (the "Financial Statements"). The Financial Statements are true, complete and correct and have been prepared in accordance with generally accepted accounting principles, consistently applied; and

(i)            the Company is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any "margin stock", as that term is defined in Section 221.2(h) of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the indebtedness evidenced by this Note will be or has been used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors.

8.             Covenants. For so long as any present or future debts, liabilities and obligations of the Company owing to the Holder (including its successors and assigns) arising under or in connection with this Note (collectively, "Obligations") remain outstanding, which Obligations are binding on all of the Company's successors and assigns, the Company covenants and agrees that:

(a)           the Company shall not (i) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (ii) convey, sell, transfer or otherwise encumber or dispose of in one transaction or a series of transactions, all or substantially all of its business or assets;

(b)           the Company shall not permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any affiliate of the Company or with any director, officer or employee of the Company, (i) except for salaries and other remuneration paid to employees in the ordinary course of business at levels consistent with past practices (subject to annual increases in compensation consistent with past practices); (ii) reimbursement of reasonable bona fide business expenses incurred in the conduct of the Company's business in the ordinary course consistent with its past practices; or (iii) as approved by the Board of Directors of the Company by vote of disinterested directors;

(c)           as long as Holder holds this Note or owns the Conversion Shares, the Company will cause the Stock to continue at all times to be registered under Section 12 of the Securities and Exchange Act of 1934 ("Exchange Act") or subject to Section 15(d) of the Exchange Act, will timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13, 14 or 15(d) of the Exchange Act and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. As long as Holder holds this Note or owns the Conversion Shares, if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, it will prepare and furnish to the Holder and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell the Conversion Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act. Upon the request of Holder, the Company shall deliver to Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

(d)           the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the issuance of this Note or the Conversion Shares in a manner that would require the registration under the Securities Act of the issuance of this Note to Holder or the sale of the Conversion Shares to Holder, or to issue securities in such circumstances that is likely to result in such offering being integrated with the issuance of this Note to Holder or the sale of the Conversion Shares in such manner that stockholder approval would be required pursuant to any stockholder approval provision applicable to the Company or its securities.

(e)           (1)           the Company shall (i) not later than twenty (20) business days after the date hereof, prepare and file with Nasdaq (as well as any other national securities exchange or market on which the Stock is then listed) additional shares listing applications or letters acceptable to Nasdaq covering and listing a number of shares of Stock which is at least equal to 100% the maximum number of Conversion Shares then issuable, assuming that the payment of all future dividends on such shares then outstanding were made in shares of Stock, (ii) take all steps necessary to cause the Conversion Shares to be approved for listing on Nasdaq (as well as on any other national securities exchange or market on which the Stock is then listed) as soon as possible thereafter, (iii) maintain, so long as any other shares of Stock shall be so listed, such listing of all Conversion Shares, and (iv) provide to Holder evidence of such listing. The Company shall promptly provide to Holder copies of any notices it receives from Nasdaq regarding the continued eligibility of the Stock for listing on such automated quotation system. The Company shall pay all fees and expenses in connection with satisfying its obligations under this subsection (e)(l).

(2)           the Company at all times shall reserve a sufficient number of shares of its authorized but unissued Stock to provide for the full conversion of this Note into  Stock. If at any time the number of shares of Stock authorized and reserved for issuance is insufficient to cover 100% of the number of Conversion Shares issuable upon conversion of this Note (based on the Conversion Price in effect from time to time) without regard to any limitation on conversions or exercises, the Company will promptly take all corporate action necessary to authorize and reserve 100% of such required shares of Stock, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company's obligations under this subsection (e)(2), in the case of an insufficient number of authorized shares, and using best efforts to obtain stockholder approval of an increase in such authorized number of shares.

9.             Holder's Representations. By its acceptance of this Note, the Holder hereby acknowledges and represents and warrants to the Maker that:

(a)           Holder is experienced in evaluating and investing in companies such as the Company, and is an "accredited investor" (as such term is defined in Section 2(15) of the Securities Act of 1933 (the "Securities Act");

(b)           Holder is acquiring the Note for investment for Holder's own account and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that the Note has not been registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of Holder's investment intent; and

(c)           The Note must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available.

10.           Financial Information. The Maker will from time to time deliver to the Holder such information respecting the condition or operations, financial or otherwise, or property of the Maker and its subsidiaries as the Holder may reasonably request, including, without limitation all public filings made with the Securities and Exchange Commission.

11.           Expenses. Maker herewith agrees to pay, on demand, all costs and expenses of collection of this Note or of any endorsement or guaranty hereof and/or the enforcement of Holder's rights with respect to this Note, including, without limitation, reasonable attorneys fees actually incurred by Holder if this Note is collected by an attorney-at-law.

12.           Holder. The term "Holder" as used in this Note shall include Holder's successors, endorsees and assigns.

13.           Events of Default.

(a)           The occurrence of any one or more of the following events will constitute a default by the Maker hereunder (each, an "Event of Default"): (i) the Maker fails to pay when due any amount payable under this Note and Holder does not deliver a Conversion Notice within the Conversion Period; (ii) Maker fails to perform or breaches a covenant or agreement in this Note or in the Registration Rights Agreement , or the Maker takes or omits to take any action that if taken or not taken by the Maker would constitute a breach of any such covenant or agreement and Maker fails to cure such breach or omission within thirty days after written notice from Holder; (iii) any statement, representation, or warranty made by the Maker or on its behalf in connection with this Note or in the Registration Rights Agreement proves to have been untrue, incorrect, misleading or incomplete in any material respect as of the date made; (iv) the Maker is in default under any other agreement with the Holder (or any of its affiliates) or under any other instrument executed by the Maker in favor of the Holder (or any of its affiliates); (v) the Maker shall fail to pay when due any other indebtedness for borrowed money owed by it to any person in an amount in excess of $1,000,000 and such default shall continue beyond any applicable grace period and is not otherwise waived by such person; (vi) the Maker becomes insolvent as defined in the Uniform Commercial Code or any similar law in its jurisdiction of incorporation or makes an assignment for the benefit of creditors, or an action is brought by the Maker seeking its dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property, or the Maker commences a voluntary case under the U.S. Federal Bankruptcy Code or any similar law in any relevant jurisdiction, or a reorganization or arrangement proceeding is instituted by the Maker for the settlement, readjustment, composition or extension of any of its debts upon any terms, or an action or petition is otherwise brought by the Maker seeking similar relief or alleging that it is insolvent or unable to pay its debts as they mature; (vii) an action is brought against the Maker seeking its dissolution or liquidation of any of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property, and such action is consented to or acquiesced in by the Maker or is not dismissed within sixty (60) days of the date upon which it was instituted, or a proceeding under the U.S. Federal Bankruptcy Code or any similar law in any relevant jurisdiction is instituted against the Maker and an order for relief is entered in such proceeding or such proceeding is consented to or acquiesced in by it or is not dismissed within sixty (60) days of the date upon which it was instituted, or a reorganization or arrangement proceeding is instituted against the Maker for the settlement, readjustment, composition or extension of any of its debts upon any terms and such proceeding is consented to or acquiesced in by it or is not dismissed within sixty (60) days of the date upon which it was instituted, or an action or petition is otherwise brought against the Maker seeking similar relief or alleging that it is insolvent, unable to pay its debts as they mature or generally not paying its debts as they become due and such action or petition is consented to or acquiesced in by it or is not dismissed within sixty (60) days of the date upon which it was brought; or (viii) dissolution of or liquidation of the Maker.

(b)           Subject to Section 6, upon the occurrence of an Event of Default, Holder, at its option, without demand or notice of any kind, may declare this Note immediately due and payable, whereupon the Maturity Date hereunder shall be the date of such declaration and all outstanding principal and accrued interest shall become immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in clause (vi) or (vii) above, this Note, without demand, notice or declaration by the Holder of any kind, shall automatically and immediately become due and payable.

(c)           Upon the occurrence of an Event of Default hereunder, the Holder, without notice or demand of any kind, may hold and set off against any or all outstanding principal or interest owing under this Note as the Holder may elect, any balance or amount to the credit of the Maker in any deposit, agency, reserve, holdback or other account of any nature whatsoever maintained by or on behalf of the Maker with the Holder or any of its affiliates at any of its offices, regardless of whether such accounts are general or special and regardless of whether such accounts are individual or joint.

14.           Usury. In no event shall the amount or rate of interest due and payable under this Note exceed the maximum amount or rate of interest allowed by applicable law and, in the event any such excess payment is made by the Maker or received by the Holder, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded to the Maker). It is the express intent hereof that the Maker not pay and the Holder not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. All interest (including all charges, fees or other amounts deemed to be interest) which is paid or charged under this Note shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the actual term of this Note.

15.           Time of the Essence. Time is of the essence with respect to the obligations of the Maker evidenced hereby. Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by the Maker. The Holder shall not be deemed to waive any of its rights under this Note unless such waiver be in writing and signed by the Holder. No delay or omission by the Holder in exercising any of its rights under this Note shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

16.           Choice of Law. This Note shall be governed by and construed under the internal laws of the State of Alabama without giving effect to conflicts of laws. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

17.           Waiver of Jury Trial

MAKER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT MAKER MAY HAVE UNDER ANY APPLICABLE LAW TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR LEGAL ACTION WHICH MAY BE COMMENCED BY OR AGAINST HOLDER CONCERNING THE INTERPRETATION, CONSTRUCTION, VALIDITY, ENFORCEMENT OR PERFORMANCE OF THIS NOTE OR ANY OTHER AGREEMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, INCLUDING THE REGISTRATION RIGHTS AGREEMENT. TN THE EVENT ANY SUCH SUIT OR LEGAL ACTION IS COMMENCED BY HOLDER, MAKER HEREBY EXPRESSLY AGREES, CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY IN WHICH HOLDER'S ADDRESS SHOWN BELOW IS LOCATED WITH RESPECT TO SUCH SUIT OR LEGAL ACTION, AND MAKER ALSO EXPRESSLY CONSENTS AND SUBMITS TO AND AGREES THAT VENUE IN ANY SUCH SUIT OR LEGAL ACTION IS PROPER IN SAID COURTS AND COUNTY AND MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL PERSONAL RIGHTS UNDER APPLICABLE LAW OR IN EQUITY TO OBJECT TO THE JURISDICTION AND VENUE IN SAID COURTS AND COUNTY. THE JURISDICTION AND VENUE OF THE COURTS CONSENTED AND SUBMITTED TOAND AGREED UPON IN THIS PARAGRAPH ARE NOT EXCLUSIVE BUT ARE CUMULATIVE AND IN ADDITION TO THE JURISDICTION AND VENUE OF ANY OTHER COURT UNDER ANY APPLICABLE LAW OR IN EQUITY.

18.           Notices. All notices and other communications hereunder shall be in writing and shall be delivered to Maker by overnight courier or mailed, first-class postage prepaid, addressed to Maker at the address set forth beneath Maker’s signature below. Notice shall be effective upon the earlier of (I) receipt or (ii) five days after mailing as provided above.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed and delivered by their respective duly authorized corporate officers as of the date first written above.

NETWORK COMPUTING DEVICES, INC.

[CORPORATE SEAL]	By:
Rudolph G. Morin
President and Chief Executive Officer

Attest:

By:
Title:

Address for notices:
301 Ravendale Drive
Mountain View, California 94043-5207
Attn: President

SCI TECHNOLOGY, INC.

By:
Name:
Title:

Attest:

By:
Title:

Address for Notices:

EXHIBIT A

LIST OF ACCOUNTS

EXHIBIT B

CAPITALIZATION

As of June 30, 2001 (in thousands)

Shareholders' equity:
Preferred stock, $0.001 par value: 3,000,000 shares authorized; Shares designated are: Series A Participating Preferred Stock, $0.001 par value: 500,000 shares authorized, none issued or outstanding; Series B Convertible Preferred Stock, $0.001 par value: 290,000 shares authorized; 220,000 shares issued and outstanding as of June 30, 2001	$1,500
Common stock, $0.001 par value: 30,000,000 shares authorized; 17,613,237 shares issued and outstanding as of June 30, 2001	18
Capital in excess of par value	62,380
Accumulated deficit	(59,447)
Total shareholders' equity	$4,451

Stock options:

As of June 30, 2001, there were 2,802,458 options outstanding under NCD's stock option plans at a weighted average exercise price of $3.19.

Warrants:

As of June 30, 2001, there were warrants outstanding to purchase 1,000,000 and 600,000 shares of NCD common stock at exercise prices of $8.00 and $.75, respectively.